Exhibit 99.1

For Immediate Release

TESCO Corporation Reports Third Quarter 2015 Results

•	As a result of difficult market conditions, third quarter revenues declined to $61 million

•	Adjusted EBITDA for the third quarter was $(1.0) million and free cash flow near break-even after restructuring

•	Restructuring programs to date have yielded $40 million of annualized savings, with additional opportunities for further investment to simplify our structure and improve efficiency

•	Meaningful offshore tubular services contracts awarded in GOM and North Sea

•	Remain committed to new technology with $2.1 million R&E investment in Q3

•	Third quarter reported diluted EPS loss of $0.51 and adjusted EPS loss of $0.32

HOUSTON, November 4, 2015 -- TESCO Corporation ("TESCO" or the "Company") (NASDAQ: TESO) today reported third quarter 2015 financial and operating results.

Third Quarter Operating Results

Fernando Assing, TESCO's Chief Executive Officer, commented, "We continue to be impacted by market conditions that reduced drilling activity and pricing. We are positioning our business under the assumption that the market will be lower for longer. Consistent with our commitment of sustainability through the current market, we implemented additional global restructuring actions in the third quarter with annualized savings of approximately $5 million, bringing our total annualized savings from restructuring to $40 million. These actions are designed to lower our cost structure and better match current market activity. We continue to see opportunities to improve our operating performance and improve cash generation.

"It is worth noting that the actions taken and those planned do not impair our ability to invest in markets where we can gain share or to develop technologies that can create competitive advantage for TESCO. Our service quality has convinced key customers in the Gulf of Mexico and the North Sea to expand their use of TESCO tubular services. In addition, we completed a project in North America land which demonstrated that TESCO's automated casing running technology can improve safety and reduce well costs. The combination of a strong balance sheet, efficiency improvements, and performance-based growth should enable TESCO to strengthen its position and capitalize on opportunities that will arise when the market recovers."

TESCO reported revenue of $61.4 million for the third quarter ended September 30, 2015, down from $74.5 million, or (18)%, in the second quarter of 2015 and down from $141.9 million, or (57)%, in the third quarter of 2014. The sequential decline in revenue was primarily from lower new top drive sales and rental revenue.

TESCO reported a net loss of $19.9 million, or $(0.51) per diluted share, for the third quarter ended September 30, 2015. Excluding special items, consisting of a valuation allowance on Russian deferred tax assets, restructuring costs, inventory reserves primarily for product line discontinuations and certain foreign currency losses, TESCO reported an adjusted net loss for the quarter of $12.5 million, or $(0.32) per diluted share. This compares to a reported net loss of $27.5 million, or $(0.71) per diluted share, in the second quarter of 2015, and net income of $7.5 million, or $0.18 per diluted share, for the third quarter of 2014. Adjusted net loss in the second quarter of 2015 was $8.0 million, or $(0.21) per diluted share, and adjusted net income in the third quarter of 2014 was $11.1 million, or $0.27 per diluted share.

Adjusted EBITDA was $(1.0) million for the third quarter of 2015 and $10.3 million for the nine months ended September 30, 2015. Adjusted operating loss during the third quarter was $11.2 million which excludes $4.5 million of restructuring costs and the inventory reserve.

During the third quarter of 2015, cash and cash equivalents declined by approximately $5.8 million to $56.8 million, with free cash flow near break-even after approximately $2 million of severance payments. Excluding the additional reserve, inventory declined by $1 million in the third quarter, a trend we expect to continue. Despite the challenging market environment, year-to-date, we have generated cash from operations of almost $10 million before restructuring expenses. While we were able to reduce accounts receivable by $53 million, reductions in accounts payable, prior year tax liabilities and customer deposits partially offset this receivables drawdown. In addition, cash was consumed for capital expenditures of over $12 million primarily for prior year commitments, $6 million in dividend payments and $6.9 million in R&E investments. Excluding letters of credit, we had access to $53.2 million under our credit facility at the end of the third quarter, with total liquidity of $110 million.

Top Drives Segment

•	Revenue from the Top Drive segment for Q3 2015 was $28.8 million, a $12.7 million, or 30.6%, decrease from Q2 2015 and a $58.9 million, or 67.2%, decrease from Q3 2014.

•	Top Drive sales for Q3 2015 included 5 units (5 new and 0 used), compared to 11 units (10 new and 1 used) sold in Q2 2015 and 33 units (32 new and 1 used) sold in Q3 2014.

•	The rental top drive fleet was 134 during the third quarter with a utilization of 25%.

•
Operating loss before adjustments in the Top Drive segment for Q3 2015 was $3.9 million, a $1.1 million, or 39.3%, decrease from Q2 2015 and a $22.8 million, or 120.6%, decrease from Q3 2014.  Our Top Drive operating margins before adjustments were (14)% in Q3 2015, a decrease from (7)% and 22% in Q2 2015 and Q3 2014, respectively. Third quarter operating loss and operating margin after adjustments were $1.0 million and (3)%, respectively, with sequential decremental adjusted margins of 13.6%. This sequential decline in profitability is primarily related to the impact of reduced global top drive production and sales as well as lower rental pricing and utilization in North and South America, partially offset by the benefits of restructuring efforts.

•
At September 30, 2015, Top Drive backlog was 20 units, with a total potential value of $20.0 million, compared to 20 units at June 30, 2015, with a potential value of $20.0 million.  This compares to a backlog of 47 units at September 30, 2014, with a potential value of $52.0 million. Today, our backlog stands at 20 units with a potential value of $20.0 million.

Tubular Services Segment

•	Revenue from the Tubular Services segment for Q3 2015 was $32.6 million, a $0.4 million, or 1.2%, decrease from Q2 2015 and a $21.6 million, or 39.9%, decrease from Q3 2014.

•
Operating loss before adjustments in the Tubular Services segment for Q3 2015 was $3.5 million, a $0.7 million, or 25.0%, decrease from Q2 2015 and a $12.8 million, or 137.6%, decrease from Q3 2014.  Our Tubular Services operating margins were (11)% for Q3 2015, down from (8)% and 17% in Q2 2015 and Q3 2014, respectively. Third quarter operating losses and operating margin after adjustments were $2.4 million and (7)%, respectively. This sequential decline in profitability is primarily related to the unfavorable mix effect of lower offshore revenue in Asia offset by higher land revenue in the Middle East.

Other Segments and Expenses

•
Investments in research and engineering for Q3 2015 remained at $2.1 million, compared to Q2 2015 and $1.9 million in Q3 2014. We continue to invest in the development, commercialization, and enhancements of our proprietary technologies related to our Top Drive and Tubular Services segments.

•
Corporate and other costs for Q3 2015 were $6.2 million, a $0.2 million, or 3.3%, increase from Q2 2015 and a $2.8 million, or 31.1%, decrease from Q3 2014. Adjusted costs would have been $5.8 million primarily as a result of the restructuring efforts.

•	Net foreign exchange losses for Q3 2015 were $2.0 million, compared to losses of $1.4 million in Q2 2015 and $3.1 million in Q3 2014. The largest foreign exchange losses were from Latin America.

•
Our effective tax rate for Q3 2015 was a 11% expense compared to a 79% expense in Q2 2015 and a 45% expense in Q3 2014. The effective tax rate in Q2 2015 was mostly affected by a $15.3 million valuation allowance related to deferred tax assets in Canada.

•	Total capital expenditures were $2.1 million in Q3 2015, primarily for tubular services equipment, a $0.8 million, or 28%, decrease from Q2 2015 and an $11.6 million, or 85%, decrease from Q3 2014.

Outlook

Recent declines in commodity prices below $50 per barrel have added additional uncertainty to levels of drilling activity in the fourth quarter of 2015 and 2016. International rig count is still expected to continue to decline slightly over the rest of the year. Requests for additional pricing concessions in North America have slowed but some additional requests for moderate pricing concessions from international customers are continuing. The Company expects to incur an additional operating loss before restructuring charges in the fourth quarter of 2015.

The Company will remain focused on generating positive EBITDA and free cash flow through spending controls and working capital reductions.

Top Drives Segment

•
During the fourth quarter of 2015 the Company expects to ship approximately 3-5 top drives with bookings predicted to occur at a similar pace. After-market and rental activity recovery will be flat to down sequentially.

•	Adjusted operating margins are expected to be slightly lower than third quarter levels, as pricing pressure is expected to outweigh the benefits from restructuring realized to date.

Tubular Services Segment

•	Revenue from the Tubular Services segment is expected to decline primarily from lower activity in international markets.

•	Operating margins are expected to decline sequentially due to the leverage impact of lower revenue exceeding the benefits from restructuring realized to date.

Other Segments and Expenses

•
Research and engineering costs are expected to run approximately $1.5 to $2.0 million in the fourth quarter and corporate and other costs are expected to run approximately $6.0 million in the fourth quarter.

•
The effective tax rate for the remainder of 2015 will be mainly driven by the impact of earnings and losses by tax jurisdiction as well as non-deductible items such as certain foreign exchange gains and losses, but we do not expect to record any tax benefits on losses.

•	Total capital expenditures for 2015 are expected to be approximately $14 to $15 million.

"We are committed to sustainability through difficult market conditions while preserving capacity and the capability to deliver results over the long run through technology and service excellence. Accordingly, despite the current challenging market, we continue to successfully implement the strategy we outlined last year,” Assing added. “Technology is a key differentiator for TESCO and we are committed to invest in the development of products and services that we believe can improve both market share and margins. Consistent with this, we are gaining tubular services market share in our targeted offshore markets and are encouraged by greater receptiveness to technology adoption in North America land due to the related cost reductions it can bring and have successfully completed two pilot casing running jobs that have clearly demonstrated the full potential of our technologies. We plan to accelerate the deployment of this optimized offering. In the Gulf of Mexico, we were awarded our first floater rig to perform a complete tubular service package, including casing and completion running, under our existing multi-rig, multi-year contract. This contract begins in late 2015. Also, we have secured a high-end deepwater completions running contract with a new client for two rigs, with the first one starting in the second quarter 2016. In the North Sea, we were also awarded a large contract to run complete tubular services packages, including casing and completions running on six platforms that begins in early 2016.

In addition to increased third-party land top drive re-certifications, we successfully completed our first third-party offshore top drive recertification project in the third quarter and believe we will have additional opportunities in this market. We are seeing increased top drive sales opportunities from the Eastern Hemisphere with the greatest opportunity coming from China. Finally, we continue to actively test our new pipe handling technologies."

"While our short-term priority remains cash generation and improved profitability, we will continue to implement our strategy and fund technology investments as market conditions dictate. We intend to maintain a strong balance sheet to provide stability through periods of volatility and enhance optionality when the market begins to recover," he concluded.

Conference Call

The Company will conduct a conference call to discuss its results for the third quarter 2015 on November 4, 2015 at 9:00 a.m. Central Time.  To participate in the conference call, dial 1-877-407-0672 inside the U.S. or 1-412-902-0003 outside the U.S. approximately 10 minutes prior to the scheduled start time. The conference call and all questions and answers will be recorded and made available until November 18, 2015. To listen to the replay, call 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and enter conference ID 13621438#.

The conference call will be webcast live as well as by replay at the Company's web site, www.tescocorp.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site.

TESCO Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States, Canada and the European Union. Casing Drive System™, CDS™, Multiple Control Line Running System™ and MCLRS™ are trademarks in the United States and Canada.

For further information please contact:
Chris Boone (713) 359-7000
TESCO Corporation

Caution Regarding Forward-Looking Information and Risk Factors

This news release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as "anticipate", "believe", "expect", "plan", "intend", "forecast", "target", "project", "may", "will", "should", "could", "estimate", "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this news release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of our products and services, other risks inherent in the drilling services industry (e.g. operational risks, potential delays or changes in customers' exploration or development projects or capital expenditures, the uncertainty of estimates and projections relating to levels of rental activities, uncertainty of estimates and projections of costs and expenses, risks in conducting foreign operations, the consolidation of our customers, and intense competition in our industry),  risks, including litigation, associated with our intellectual property and with the performance of our technology. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available through www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and through www.tescocorp.com.

The risks included here are not exhaustive. Refer to "Part I, Item 1A - Risk Factors" in our Annual Report on Form 10-K filed for the year ended December 31, 2014 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenue	$61.4	$141.9	$227.5	$408.5
Operating expenses
Cost of sales and services	65.7	112.4	225.7	318.8
Selling, general and administrative	9.3	10.6	29.9	38.0
Research and engineering	2.1	1.9	7.0	6.8
	77.1	124.9	262.6	363.6
Operating income (loss)	(15.7)	17.0	(35.1)	44.9
Interest expense, net	0.2	0.2	0.7	0.7
Other expense, net	2.1	3.2	6.3	5.5
Income (loss) before income taxes	(18)	13.6	(42.1)	38.7
Income taxes	1.9	6.1	13.5	15.2
Net income (loss)	$(19.9)	$7.5	$(55.6)	$23.5
Earnings (loss) per share:
Basic	$(0.51)	$0.19	$(1.43)	$0.59
Diluted	$(0.51)	$0.18	$(1.43)	$0.58
Dividends per share:
Basic	$0.05	$0.05	$0.15	$0.10
Weighted average number of shares:
Basic	39.0	40.0	39.0	40.0
Diluted	39.0	40.6	39.0	40.6

TESCO CORPORATION
Condensed Consolidated Balance Sheets
(in millions)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$56.8	$72.5
Accounts receivable, net	75.8	128.7
Inventories, net	114.0	114.7
Other current assets	39.0	44.8
Total current assets	285.6	360.7
Property, plant and equipment, net	184.0	202.5
Goodwill	34.4	34.4
Other assets	11.8	21.7
Total assets	$515.8	$619.3
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$—	$—
Accounts payable	18.6	36.1
Accrued and other current liabilities	30.5	46.7
Income taxes payable	0.5	8.9
Total current liabilities	49.6	91.7
Other liabilities	3.3	2.2
Long-term debt	—	—
Deferred income taxes	8.7	12.3
Shareholders' equity	454.2	513.1
Total liabilities and shareholders’ equity	$515.8	$619.3

TESCO CORPORATION
Segment Results
(in millions, except per share information)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2015	2014	2015	2015	2014
Segment revenue	(Unaudited)		(Unaudited)	(Unaudited)
Top Drives
Sales	$5.4	$41.6	$13.7	$36.9	$107.4
Rental services	14.0	26.7	17.8	51.7	78.2
After-market sales and service	9.4	19.4	10.0	31.6	53.1
	28.8	87.7	41.5	120.2	238.7
Tubular Services
Land	21.0	39.1	23.5	$75.1	118.6
Offshore	7.4	9.0	8.7	26.0	29.9
CDS, Parts, & Accessories	4.2	$6.1	0.8	6.2	$21.3
	32.6	54.2	33.0	107.3	169.8

Casing Drilling	—	—	—	—	—
Consolidated revenue	$61.4	$141.9	$74.5	$227.5	$408.5

Segment operating income (loss):
Top Drives	$(3.9)	$18.9	$(2.8)	$(2.2)	$48.9
Tubular Services	(3.5)	9.3	(2.8)	(4.3)	31.4
Casing Drilling	—	(0.3)	—	—	(0.6)
Research and Engineering	(2.1)	(1.9)	(2.1)	(7)	(6.8)
Corporate and other	(6.2)	(9)	(6)	(21.6)	(28)
Consolidated operating income (loss)	$(15.7)	$17	$(13.7)	$(35.1)	$44.9
Net income (loss)	$(19.9)	$7.5	$(27.5)	$(55.6)	$23.5
Earnings (loss) per share (diluted)	$(0.51)	$0.18	$(0.71)	$(1.43)	$0.58
Adjusted EBITDA(a) (as defined)	$(1)	$28.5	$1.8	$10.3	$80.8
________________________

(a)	See explanation of Non-GAAP measure below

TESCO CORPORATION
Non-GAAP Measure - Adjusted EBITDA (1)
 (in millions)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2015	2014	2015	2015	2014
Net income (loss) under U.S. GAAP	$(19.9)	$7.5	$(27.5)	$(55.6)	$23.5
Income tax expense	1.9	6.1	12.2	13.5	15.2
Depreciation and amortization	9.4	10.4	9.6	29.1	30.5
Net interest expense	0.2	0.2	0.3	0.7	0.7
Stock compensation expense-non-cash	0.9	1.2	1.1	3	4
Severance & executive retirement charges	1.7	—	3	7.3	—
Bad debt from certain accounts	—	—	0.4	0.4	1.6
Foreign exchange loss	2	3.1	1.4	6.5	5.3
Warranty & legal reserves	—	—	1.3	1.3	—
Excess & obsolescence reserve	2.8	—	—	2.8	—
Financial revision costs	—	—	—	1.3	—
Adjusted EBITDA	$(1)	$28.5	$1.8	$10.3	$80.8

(1)
Our management reports our financial statements in accordance with U.S. GAAP but evaluates our performance based on non-GAAP measures, of which a primary performance measure is Adjusted EBITDA. Adjusted EBITDA consists of earnings (net income or loss) available to common stockholders before interest expense, income tax expense, foreign exchange gains or losses, noted income or charges from certain accounts, non-cash stock compensation, non-cash impairments, depreciation and amortization, gains or losses from merger and acquisition transactions and other non-cash items. This measure may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as net interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

•
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest), merger and acquisition transactions (primarily gains/losses on sale of a business), and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

•
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

 Our management uses Adjusted EBITDA:

•
as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

•	as one method we use to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management;

•	to assess compliance with financial ratios and covenants included in our credit agreements; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

  TESCO CORPORATION
Reconciliation of GAAP Net Income to Adjusted Net Income (2)
 (in millions. except earnings per share data)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2015	2014	2015	2015	2014
Net income (loss) under U.S. GAAP	$(19.9)	$7.5	$(27.5)	$(55.6)	$23.5
Excess & obsolescence reserve	2.8	—	—	2.8	—
Severance & executive retirement charges	1.7	—	2.2	5.7	—
Warranty & legal reserves	—	—	1	1	—
Certain foreign exchange losses	1.8	2.7	0.7	4.9	4.8
Bad debt from certain accounts	—	—	0.3	0.3	1.6
Certain tax-related charges	1.1	0.9	15.3	16.4	0.6
Unbenefited tax losses	—	—	—	—	0.9
Financial revision costs	—	—	—	0.8	—
Adjusted net income (loss)	$(12.5)	$11.1	$(8)	$(23.7)	$31.4

Diluted earnings (loss) per share:
Net income (loss) under U.S. GAAP	$(0.51)	$0.18	$(0.71)	$(1.43)	$0.58
Excess & obsolescence reserve	0.07	—	—	0.07	—
Severance & executive retirement charges	0.04	—	0.06	0.15	—
Warranty & legal reserves	—	—	0.03	0.03	—
Certain foreign exchange losses	0.05	0.07	0.01	0.13	0.12
Bad debt from certain accounts	—	—	0.01	0.01	0.04
Certain tax-related charges	0.03	0.02	0.39	0.42	0.02
Unbenefited tax losses	—	—	—	—	0.02
Financial revision costs	—	—	—	0.02	—
Adjusted earnings (loss) per share	$(0.32)	$0.27	$(0.21)	$(0.6)	$0.78

(2)
Adjusted net income is a non-GAAP measure comprised of net income attributable to Tesco excluding the impact of certain identified items. The Company believes that adjusted net income is useful to investors because it is a consistent measure of the underlying results of the Company’s business. Furthermore, management uses adjusted net income as a measure of the performance of the Company’s operations.